Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF

ALLTEL CORPORATION

Restrictions on Trading Alltel Corporation Equity Securities during Alltel Corporation 401(k) Plan Blackout Period Associated with Proposed Private Equity Transaction

As you know, Alltel Corporation expects to soon be acquired by Atlantis Holdings LLC, an entity controlled by private investment funds affiliated with TPG Partners V, L.P. and GS Capital Partners VI Fund, L.P. (the "Atlantis Merger").

It will be necessary to suspend trading of Alltel stock in Alltel’s 401(k) Plan as a result of the Atlantis Merger, creating a blackout period.  During the blackout period, Alltel’s executive officers and directors will be subject to the trading prohibitions, as described below, imposed by Section 306 of the Sarbanes-Oxley Act of 2002 and the SEC's Regulation BTR effective as of the time trading in Alltel stock is suspended in Alltel’s 401(k) Plan.

Blackout Period

The blackout period is expected to begin within a few days prior to the closing of the merger and end a few days after the closing once participants in Alltel’s 401(k) Plan may resume normal activity in their 401(k) accounts.  If the closing of the merger is delayed, the blackout period may be extended, or may be rescheduled.  We expect the blackout period to begin the week of November 11, 2007 and end the week of November 18, 2007.  However, as of today, the closing date of the merger has not been determined.

Trading Restrictions

During the blackout period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of Alltel common stock or certain derivative securities, such as stock options, if you acquired such shares or derivative securities in connection with your service as a director or executive officer.  In this regard, any Alltel security you sell or otherwise transfer is automatically treated as acquired in connection with your service as a director or executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC.  Please note that this trading prohibition also applies to Alltel’s securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.  The trading restriction does not apply to the conversion of your shares of Alltel common stock and other Alltel securities to cash as part of the Atlantis Merger.

Questions

Prior to purchasing, selling, or otherwise acquiring or transferring any of Alltel’s equity securities, or if you have any other questions about this notice (including whether the blackout period has started or ended), please contact Holly L. Larkin, Alltel Corporation, One Allied Drive, Little Rock, Arkansas 72202, (501) 905-8000.